UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2006

METASOLV, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28129	75-2912166
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5556 Tennyson Parkway Plano, Texas		75024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 403-8300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Merger Agreement

On October 23, 2006, MetaSolv, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Merger, dated as of October 23, 2006 (the “Merger Agreement”), with Oracle Systems Corporation (“Parent”) and Marine Acquisition Corporation, a direct wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement contemplates that Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in such merger as a direct wholly owned subsidiary of Parent (the “Merger”), and each outstanding share of common stock of the Company will be converted in the Merger into the right to receive $4.10 per share in cash. Each share of restricted stock and each restricted stock unit of the Company will be converted into the right to receive $4.10 per share in cash and each option to purchase common stock of the Company will be converted into an option to purchase common stock of Oracle Corporation.

The Company has made various representations and warranties and covenants in the Merger Agreement, including, among others, not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions which permit the board of directors to comply with its fiduciary duties, enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions. In addition, subject to certain exceptions which permit the board of directors to comply with its fiduciary duties, the Company’s board of directors has agreed to recommend that the Company’s stockholders vote in favor of and adopt and approve the Merger and the Merger Agreement. The Merger Agreement also includes covenants pertaining to the operation of the Company’s business between execution of the Merger Agreement and the closing of the Merger.

Consummation of the Merger is subject to various conditions, including, among others, the approval and adoption of the Merger Agreement by the Company’s stockholders, the absence of certain legal impediments to consummation of the Merger and the receipt of certain regulatory approvals.

The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company may be required to pay Parent a termination fee equal to $8,212,500.

Amendments to Employment Agreements

On October 22, 2006, each of T. Curtis Holmes, Jr., Glenn A. Etherington, Jonathan K. Hustis, Michael J. Cullen and Philip C. Thrasher entered into amendments to their existing employment agreements with the Company (the “Employment Agreement Amendments”). Pursuant to these amendments, any payments of benefits under the employment agreements that are treated as deferred compensation under Section 409A of the Internal Revenue Code shall be deferred to avoid the imposition of taxes pursuant to Section 409A.

Retention Agreements

On October 22, 2006, in connection with the execution of the Merger Agreement, each of T. Curtis Holmes, Jr., Glenn A. Etherington, Jonathan K. Hustis, Michael J. Cullen, Philip C. Thrasher, and David Sharpley entered into retention agreements with Parent and the Company (the “Retention Agreements”). Pursuant to these agreements, which take effect upon the closing of the Merger, these executives agreed to terms relating to their employment with the Company from and after the closing of the Merger.

Rights Agreement Amendment

On October 23, 2006, in connection with the execution of the Merger Agreement, the Company and Mellon Investor Services LLC, as Rights Agent, entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, dated as of October 24, 2001 (the “Rights Agreement”). The Rights Agreement Amendment provides that neither the execution, delivery or performance of the Merger Agreement nor the consummation of the Merger will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. In particular, neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) and neither a Shares Acquisition Date (as defined in the Rights Agreement) or a Distribution Date (as defined in the Rights Agreement) shall be deemed to have occurred by virtue of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the execution and delivery of voting agreements between Parent and certain of the Company’s executive officers. The Rights Agreement Amendment also provides that the Rights Agreement will terminate immediately prior to the effective time of the Merger.

Item 3.03 Material Modification to Rights of Security Holders.

The information provided in the last paragraph of Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03. In addition, the operating covenants in the Merger Agreement provide, among other things and subject to certain exceptions, that without Parent’s prior consent the Company may not declare or pay any dividends.

Item 7.01 Regulation FD Disclosure.

On October 23, 2006, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press Release dated October 23, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METASOLV, INC.

Date: October 23, 2006	By:	/s/ Glenn A. Etherington
Glenn A. Etherington
Chief Financial Officer